Ex. 16

Crowe Horwath (Israel)

12 Abba Hillel Silver St., Ramat-Gan 52506, Israel

Ramat-Gan, August 1, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sir/Madame:

We have read the statements of Andain, Inc. (“Company”) pertaining to our firm included under Item 4.01 of the Form 8-K dated June 23, 2013 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ Crowe Horwath (Israel)

Crowe Horwath (Israel)